SAFEWAY INC. ANNOUNCES
FOURTH QUARTER
2013 RESULTS

Safeway Inc. Announces it is in Discussions Regarding a Possible Sale of the Company
Company Plans to Distribute Blackhawk Shares to Stockholders
Company also Exploring Monetization of its Ownership in Casa Ley

Contact: Melissa Plaisance (925) 467-3136
Christiane Pelz (925) 467-3832

Pleasanton, CA - February 19, 2014 - (NYSE-SWY) Safeway Inc. today announced it is in discussions concerning a possible transaction involving the sale of the company. Although the discussions are ongoing, the company has not reached an agreement on a transaction, and there can be no assurance that these discussions will lead to an agreement or a completed transaction. The company will not comment further on these discussions at this time.
Separately, the company has decided to distribute the remaining 37.8 million shares it owns of Blackhawk Network Holdings (approximately 72.2% of the outstanding Blackhawk shares) to Safeway stockholders. Currently, the plan is to make the distribution on a pro rata basis to all Safeway stockholders in a transaction intended to be tax-free to Safeway and its stockholders. However, if the company consummates a sale transaction, the distribution may be taxable. The timing and details of the proposed distribution will be determined in the near future, and further announcements will be made when those decisions have been finalized.
In addition, Safeway owns 49% of Casa Ley S.A. de C.V. ("Casa Ley"), the fifth largest food and general merchandise retailer in Mexico based on sales.  Based on Casa Ley's improving performance, the company believes it is an appropriate time to explore alternatives to monetize its investment in Casa Ley. While the company has discussed its desire to monetize its investment with the majority owners of Casa Ley, there can be no assurance as to whether the company will be able to sell its interest in Casa Ley at a price and on terms that the company finds acceptable.
“We are pleased with the progress we made in 2013,” said Robert Edwards, Safeway’s President and Chief Executive Officer. “Strategies to grow sales and improve operating profit dollars have begun to produce results. In 2013, we generated our best volume growth since 2006, and we had our best identical-store sales growth in the last five years. At the same time, we continue to pursue strategies to enhance momentum and increase shareholder value. We look forward to continuing progress in 2014.”
Results From Continuing Operations
Safeway Inc. today reported net earnings from continuing operations of $100.0 million ($0.35 per diluted share) for the fourth quarter of 2013 compared to $170.7 million ($0.71 per diluted share) for the fourth quarter of 2012. The fourth quarter of 2013 includes a $57.4 million loss ($0.14 per diluted share) on foreign currency translation, a $30.0 million loss ($0.08 per diluted share) from the impairment of notes receivable and a $9.7 million gain (net of noncontrolling interest of $3.8 million) ($0.04 per diluted share) from the reduction of contingent consideration related to Blackhawk's acquisition of Cardpool. The fourth quarter of 2012 includes a $46.5 million gain ($0.12 per diluted share) from legal settlements.

Excluding these items, earnings per diluted share from continuing operations was $0.53 in the fourth quarter of 2013 compared to $0.59 in the fourth quarter of 2012. (See Table 5.)

Sales and Other Revenue
Sales and other revenue was $11.3 billion in the fourth quarter of 2013 compared to $11.2 billion in the fourth quarter of 2012. An identical-store sales increase (excluding fuel) of 1.6% was largely offset by a decline in fuel sales.

Gross Profit
Gross profit increased 20 basis points to 26.52% of sales in the fourth quarter of 2013 compared to 26.32% of sales in the fourth quarter of 2012. Excluding the eight basis-point impact from fuel sales and fuel partner discounts, gross profit increased 12 basis points due primarily to reduced advertising expense and increased LIFO income, partly offset by increased shrink and increased revenue from Blackhawk gift card sales which have a lower gross profit margin than grocery sales.

Operating and Administrative Expense
Operating and administrative expense increased 58 basis points to 24.00% of sales in the fourth quarter of 2013 from 23.42% of sales in the fourth quarter of 2012. Excluding the 29 basis-point impact from fuel sales, operating and administrative expense increased 29 basis points. This increase was primarily the result of the $46.5 million gain from legal settlements in 2012 and impairment of notes receivable totaling $30.0 million in 2013, partly offset by reduced self-insurance expense, higher gains on sale of property and a $13.5 million reduction in the fair value of contingent consideration related to the Blackhawk acquisition of Cardpool.

Self-insurance expense in the fourth quarter of 2013 declined $42.4 million compared to the fourth quarter of 2012. A 100 basis-point increase in the discount rate used to measure the present value of the self-insurance liability accounted for approximately $24 million of the decline in expense. The remaining decline was due primarily to company programs to reduce workers' compensation expense.

Interest Expense
Interest expense was $81.3 million in the fourth quarter of 2013 compared to $86.4 million in the fourth quarter of 2012. Lower average borrowings were partly offset by higher average interest rates.

Loss on Foreign Currency Translation
Loss on foreign currency translation was $57.4 million ($0.14 per diluted share) in the fourth quarter of 2013. This loss was primarily the result of translating investments and tax liabilities denominated in Canadian currency into U.S. currency for financial reporting purposes. These investments and tax liabilities arose from the sale of substantially all of the assets of Canada Safeway Limited in the fourth quarter of 2013.

Other Income
Other income was $2.6 million in the fourth quarter of 2013 compared to $8.2 million in the fourth quarter of 2012. Other income in the fourth quarter of 2013 consisted primarily of $9.2 million of interest income and $3.4 million of equity in the earnings of Casa Ley, partly offset by $10.1 million of expense on the early redemption of debt. Other income in the fourth quarter of 2012 consisted of interest income of $4.0 million and equity in the earnings of Casa Ley of $4.3 million.

Income Taxes
Income tax expense increased to 32.6% of pre-tax income in the fourth quarter of 2013 from 30.7% in the fourth quarter of 2012 primarily due to deferred taxes on Blackhawk stock.

Discontinued Operations
Income from discontinued operations, net of tax was $3,228.2 million ($13.11 per diluted share) in the fourth quarter of 2013, which consisted primarily of the gain on the disposal of our Canadian operations. This compares to income from discontinued operations of $74.7 million ($0.31 per diluted share) in the fourth quarter of 2012. For the fiscal year 2013, income from discontinued operations, net of tax, was $3,275.9 million ($13.43 per diluted share) compared to $303.5 million ($1.22 per diluted share) in 2012. (See Table 6.)

Annual Results
Income from continuing operations, net of tax for the fiscal year 2013 was $246.3 million ($0.95 per diluted share) compared to $294.6 million ($1.18 per diluted share) in 2012. Diluted earnings per share after unusual items was $1.10 in 2013 compared to $1.06 in 2012. (See Table 5.)

Sales were $36.1 billion in 2013, essentially flat compared to $36.1 billion in 2012. Identical-store sales increases (excluding fuel) of 1.7% and higher other revenue were offset by lower fuel sales and the disposition of Safeway's Genuardi's stores. Identical-store sales increases (excluding fuel) were 0.8% in 2012.

Gross profit margin increased four basis points to 26.27% in 2013 from 26.23% in 2012. Excluding the 19 basis-point impact from fuel sales and fuel partner discounts, gross profit declined 15 basis points, primarily due to investments in price, increased revenue from Blackhawk and increased shrink expense, partly offset by reduced advertising expense and increased LIFO income.

Operating and administrative expense increased 24 basis points to 24.51% in 2013 from 24.27% in 2012. Excluding the 33 basis-point increase from fuel sales, operating and administrative expense decreased nine basis points primarily because of reduced self-insurance expense, the reduction in the fair value of contingent consideration related to the Blackhawk acquisition of Cardpool and lower depreciation expense, partly offset by the $46.5 million gain from legal settlements in 2012.

Income tax expense decreased to 26.7% of pre-tax income in 2013 from 32.5% in 2012 primarily due to the reversal of $17.2 million of deferred taxes on corporate-owned life insurance (COLI) policies in the first quarter of 2013.

Cash Flow
Net cash flow provided by operating activities was $1,045.8 million in 2013 compared to $1,288.9 million in 2012. This decrease was due primarily to income taxes paid.

Net cash flow used by investing activities was $621.3 million in 2013 compared to $614.3 million in 2012. Cash used in 2013 for business acquisitions by Blackhawk was partly offset by lower capital expenditures.

Net cash flow used by financing activities increased to $1,842.4 million in 2013 from $1,329.1 million in 2012 due primarily to increased payment of debt, partly offset by lower repurchases of stock.

Capital Expenditures
Safeway invested $331.2 million in capital expenditures in the fourth quarter of 2013. For the year, Safeway invested $767.4 million in capital expenditures.

Stock Repurchases
During the fourth quarter of 2013 Safeway repurchased 19.5 million shares of its common stock at an average cost of $33.93 per share and a total cost of $663.7 million (including commissions). The remaining board authorization for stock repurchases at year-end was approximately $2.2 billion.

Guidance
As a result of current events, Safeway is postponing its annual investor conference which had been scheduled for early March 2014. Guidance for the 53-week year 2014 is as follows:

•	ID sales (excluding fuel) - 1.5% to 2.5%

•	Operating profit margin - Negative 10 basis points to flat compared with 2013

•	Diluted earnings per share - $1.15 to $1.35 (excluding any debt retirement or stock repurchases in 2014)

•	Adjusted EBITDA - $1.66 billion to $1.76 billion

•	Capital expenditures - $800 million to $900 million

•	Free cash flow - $625 million to $725 million

Guidance does not give effect to the planned distribution of Blackhawk shares.

About Safeway
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in
North America based on sales. The company operates 1,335 stores in the United States. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call
Safeway's investor conference call discussing fourth-quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 2:00 p.m. PT on February 19, 2014. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

-o0o-

This press release and related conference call contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, a potential transaction involving the sale of the company, the distribution of the company's shares of Blackhawk Network Holdings, Inc. to the company's stockholders, the potential monetization of the company's ownership interest in Casa Ley S.A. de C.V., sales, margins and basis point changes in margins, earnings per diluted share estimates, adjusted EBITDA, free cash flow, capital expenditures and strategies to enhance momentum and increase shareholder value. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the company's ability to consummate a transaction involving the sale of the company, the company's ability to execute plans to distribute its Blackhawk stock to Safeway stockholders, the company's ability to monetize its investment in Casa Ley, general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables and center of store departments; the impact of generic drugs on pharmacy sales and identical-store sales; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the outcome of exiting the Chicago market; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; potential costs and risks associated with actual or potential cyber attacks; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of key members of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our retail stores. We undertake no obligation to update forward-looking statements or information regarding our strategic initiatives to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)
(Unaudited)

	16 Weeks Ended		52 Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Sales and other revenue	$11,306.1	$11,220.9	$36,139.1	$36,068.3
Cost of goods sold	(8,307.8)	(8,268.1)	(26,645.1)	(26,605.9)
Gross profit	2,998.3	2,952.8	9,494.0	9,462.4
Operating and administrative expense	(2,713.8)	(2,628.4)	(8,858.6)	(8,753.1)
Operating profit	284.5	324.4	635.4	709.3
Interest expense	(81.3)	(86.4)	(273.0)	(300.7)
Loss on foreign currency translation	(57.4)	—	(57.4)	—
Other income, net	2.6	8.2	31.0	27.8
Income before income taxes	148.4	246.2	336.0	436.4
Income taxes	(48.4)	(75.5)	(89.7)	(141.8)
Income from continuing operations, net of tax	100.0	170.7	246.3	294.6
Income from discontinued operations, net of tax	3,228.2	74.7	3,275.9	303.5
Net income before allocation to noncontrolling interests	3,328.2	245.4	3,522.2	598.1
Noncontrolling interests	(13.8)	(1.4)	(14.7)	(1.6)
Net income attributable to Safeway Inc.	$3,314.4	$244.0	$3,507.5	$596.5

Basic earnings per common share:
Continuing operations	$0.35	$0.71	$0.96	$1.18
Discontinued operations	13.30	0.31	13.57	1.23
Total	$13.65	$1.02	$14.53	$2.41

Diluted earnings per common share:
Continuing operations	$0.35	$0.71	$0.95	$1.18
Discontinued operations	13.11	0.31	13.43	1.22
Total	$13.46	$1.02	$14.38	$2.40

Weighted average shares outstanding:
Basic	240.5	237.1	239.1	245.6
Diluted	243.8	237.3	241.5	245.9

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share amounts)
(Unaudited)

	Year-end 2013	Year-end 2012
ASSETS
Current assets:
Cash and equivalents	$4,647.3	$352.2
Receivables	1,211.4	909.0
Merchandise inventories	2,089.6	2,562.0
Prepaid expense and other current assets	371.5	344.7
Assets held for sale	143.9	—
Total current assets	8,463.7	4,167.9
Total property, net	7,537.5	9,224.6
Goodwill	464.5	471.5
Investment in unconsolidated affiliate	196.1	191.7
Other assets	557.7	601.3
Total assets	$17,219.5	$14,657.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$252.9	$294.0
Current obligations under capital leases	49.3	36.2
Accounts payable	3,376.4	3,125.0
Accrued salaries and wages	419.4	460.9
Deferred income taxes	—	30.4
Income taxes payable	1,135.2	—
Other accrued liabilities	623.2	683.3
Total current liabilities	5,856.4	4,629.8
Long-term debt:
Notes and debentures	3,515.3	4,831.9
Obligations under capital leases	375.5	411.6
Total long-term debt	3,890.8	5,243.5
Deferred income taxes	—	178.5
Pension and post-retirement benefit obligations	451.4	914.5
Accrued claims and other liabilities	1,145.8	781.5
Total liabilities	11,344.4	11,747.8

Stockholders' equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 244.2* and 605.3 shares issued	2.4	6.1
Additional paid-in capital*	1,981.9	4,505.6
Treasury stock at cost: 14.1* and 365.8 shares	(480.6)	(9,119.8)
Accumulated other comprehensive loss	(271.1)	(73.8)
Retained earnings*	4,586.9	7,585.6
Total Safeway Inc. equity	5,819.5	2,903.7
Noncontrolling interests	55.6	5.5
Total equity	5,875.1	2,909.2
Total liabilities and stockholders' equity	$17,219.5	$14,657.0
*In the fourth quarter of 2013, Safeway retired 371.6 shares of treasury stock.

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	52 Weeks 2013	52 Weeks 2012
OPERATING ACTIVITIES:
Net income before allocation to noncontrolling interest	$3,522.2	$598.1
Income from discontinued operations, net of tax	(3,275.9)	(303.5)
Income from continuing operations, net of tax	246.3	294.6
Reconciliation to net cash flow from operating activities:
Depreciation expense	943.9	970.2
Property impairment charges	35.6	33.6
Share-based employee compensation	59.1	53.6
LIFO (income) expense	(14.3)	0.7
Equity in earnings of unconsolidated affiliate	(17.6)	(17.5)
Net pension and post-retirement benefits expense	114.8	129.0
Contributions to pension and post-retirement benefit plans	(56.3)	(110.3)
Gain on property dispositions and lease exit costs, net	(51.2)	(48.3)
Loss on extinguishment of debt	10.1	—
(Decrease) increase in accrued claims and other liabilities	(29.5)	53.9
Deferred income taxes	(267.7)	(40.7)
Other	(0.4)	11.5
Changes in working capital items:
Receivables	(51.5)	(7.9)
Inventories at FIFO cost	(77.9)	(107.3)
Prepaid expenses and other current assets	(57.4)	(26.0)
Income taxes	82.1	(52.7)
Payables and accruals	205.3	126.1
Payables related to third-party gift cards, net of receivables	(27.6)	26.4
Net cash flow from operating activities - continuing operations	1,045.8	1,288.9
Net cash flow from operating activities - discontinued operations	198.3	280.8
Net cash flow from operating activities	1,244.1	1,569.7

INVESTING ACTIVITIES
Cash paid for property additions	(767.4)	(821.2)
Proceeds from sale of property	220.3	263.0
Proceeds from company-owned life insurance policies	68.7	—
Business acquisitions, net of cash acquired	(149.4)	—
Other	6.5	(56.1)
Net cash used by investing activities - continuing operations	(621.3)	(614.3)
Net cash from investing activities - discontinued operations	5,530.9	42.3
Net cash from (used by) investing activities	4,909.6	(572.0)

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In millions, unaudited)
	52 Weeks 2013	52 Weeks 2012
FINANCING ACTIVITIES
Additions to short-term borrowings, net	—	3,508.1
Additions to (payments on) long-term borrowings	785.5	(3,390.6)
Payments on long-term borrowings	(2,171.5)	—
Payments on debt extinguishment costs	(11.0)	—
Net proceeds from the sale of Blackhawk common stock	161.5	—
Purchase of treasury stock	(663.7)	(1,274.5)
Dividends paid	(181.4)	(163.9)
Net proceeds from exercise of stock options	240.1	3.8
Excess tax benefit from share-based employee compensation	6.7	1.3
Other	(8.6)	(13.3)
Net cash flow used by financing activities - continuing operations	(1,842.4)	(1,329.1)
Net cash flow used by financing activities - discontinued operations	(3.8)	(44.7)
Net cash flow used by financing activities - discontinued operations	(1,846.2)	(1,373.8)
Effect of changes in exchange rates on cash	(12.4)	(1.1)
Increase (decrease) in cash and equivalents	4,295.1	(377.2)

CASH AND EQUIVALENTS
Beginning of year	352.2	729.4
End of year	$4,647.3	$352.2

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
	Continuing Operations
	16 Weeks Ended		52 Weeks Ended
TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA	Dec 28, 2013	Dec 29, 2012	Dec 28, 2013	Dec 29, 2012

Cash paid for capital expenditures	$331.2	$191.3	$767.4	$821.2
Stores opened	5	6	7	8
Stores closed	4	4	18	39
Stores at end of period	1,335	1,346
Square footage (in millions)	63.4	63.8
Fuel sales	$1,194.3	$1,329.4	$4,168.4	$4,594.2
Number of fuel stations at end of period	349	340

TABLE 2: RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS, NET OF TAX TO PRO FORMA ADJUSTED EBITDA

	Fiscal Year	Fiscal Year
	2013	2012
Income from continuing operations, net of tax	$246.3	$294.6
Add (subtract):
Noncontrolling interests	(14.7)	(1.6)
Income taxes	89.7	141.8
Interest expense	273.0	300.7
Depreciation expense	943.9	970.2
LIFO (income) expense	(14.3)	0.7
Share-based employee compensation	59.1	53.6
Property impairment charges	35.6	33.6
Equity in earnings of unconsolidated affiliate	(17.6)	(17.5)
Dividend from unconsolidated affiliate	3.8	0.7
Impairment of notes receivable	30.0	—
Adjusted EBITDA	1,634.8	1,776.8
Loss from foreign currency translation	57.4	—
Gain on reduction of contingent consideration from Cardpool acquisition (net of noncontrolling interest of $3.8)	(9.7)	—
Charges (gains) for legal reserves	17.0	(46.5)
Blackhawk distribution expense triggered by IPO	5.7	—
Gain on sale of equity investments	(8.5)	—
Pro forma adjusted EBITDA	$1,696.7	$1,730.3

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 3: RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW
	Continuing Operations		Forecasted Fiscal 2014
	Fiscal Year 2013	Fiscal Year 2012	High	Low
Net cash flow from operating activities, as reported	$1,045.8	$1,288.9
Decrease (increase) in payables related to third-party gift cards, net of receivables	27.6	(26.4)
Net cash flow from operating activities, as adjusted	1,073.4	1,262.5	$1,300.0	$1,350.0
Net cash flow used by investing activities, as reported	(621.3)	(614.3)
Investments and business acquisitions	149.4	—
Net cash flow used by investing activities, as adjusted	(471.9)	(614.3)	(675.0)	(625.0)
Free cash flow	$601.5	$648.2	$625.0	$725.0

TABLE 4: IDENTICAL-STORE SALES*
	Continuing Operations
	Fourth	Fiscal
	Quarter	Year
	2013	2013

As reported	0.1%	0.2%
Excluding fuel sales	1.6%	1.7%

* Excludes replacement stores

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)
TABLE 5: RECONCILIATION OF DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS, AS REPORTED, TO DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS ADJUSTED FOR UNUSUAL ITEMS

	Fourth Quarter 2013	Fourth Quarter 2012	Fiscal 2013	Fiscal 2012
Diluted earnings per share from continuing operations, net of tax, as reported	$0.35	$0.71	$0.95	$1.18
Loss from foreign currency translation	0.14		0.14
Impairment of notes receivable	0.08		0.08
Gain on reduction of contingent consideration from Cardpool acquisition (net of noncontrolling interest of $3.8 million)	(0.04)		(0.04)
Impairment of warehouse information software project in third quarter 2013			0.03
Charges for legal reserves in second quarter 2013			0.04
Gain on sale of investments in second quarter 2013			(0.02)
Blackhawk distribution expense triggered by IPO in second quarter 2013			0.01
Reduction of tax expense due to resolution of federal income tax matters in first quarter 2013			(0.02)
Deferred taxes reversed on COLI policies in first quarter 2013			(0.07)
Gain from legal settlements in the fourth quarter of 2012		(0.12)		(0.12)
Diluted earnings per share from continuing operations, net of tax, as adjusted	$0.53	$0.59	$1.10	$1.06

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 6: DISCONTINUED OPERATIONS
	16 Weeks Ended		52 Weeks Ended
	Dec 28, 2013	Dec 29, 2012	Dec 28, 2013	Dec 29, 2012

Income (loss) from discontinued operations before tax:
Canada Safeway Limited	$44.5	$147.0	$286.2	$442.3
Dominick's	(57.5)	(23.6)	(92.0)	(50.4)
Total (loss) income from discontinued operations, before tax	(13.0)	123.4	194.2	391.9

Gain (loss) on disposal of operations:
Canada Safeway Limited	4,786.5	—	4,783.1	—
Dominick's*	(493.1)	—	(493.1)	—
Genuardi's	—	(15.8)	—	52.4
Total gain (loss) from disposal of operations, before tax	4,293.4	(15.8)	4,290.0	52.4

Tax on discontinued operations	(1,052.2)	(32.9)	(1,208.3)	(140.8)

Income from discontinued operations, net of tax	$3,228.2	$74.7	$3,275.9	$303.5

*Includes a $310.8 charge for the estimated multiemployer pension withdrawal liability for Dominick's. The current portion of this liability of $16.0 is included in Other Accrued Liabilities, and the long-term portion of $294.8 is included in Accrued Claims and Other Liabilities on the accompanying consolidated balance sheet.

TABLE 7: ASSETS AND LIABILITIES HELD FOR SALE
Dec 28, 2013
Assets held for sale:
Dominick's property held for sale	$136.7
Other United States real estate assets held for sale	7.2
Total assets held for sale	$143.9
Dominick's liabilities held for sale:
Deferred gain on property dispositions	$9.0
Obligations under capital leases	5.2
Deferred rent	2.6
Other liabilities	1.4
Total liabilities held for sale*	$18.2

* Included in Other Accrued Liabilities on the consolidated balance sheet.